Exhibit 10.42

The St. Joe Company 133 South WaterSound Parkway, WaterSound, Florida 32413

May 3, 2011

Hugh M. Durden

Chairman

Alfred I. duPont Testamentary Trust

510 Alfred duPont Place

Jacksonville, FL 32202

Dear Hugh:

Reference is made to the letter agreement between you and The St. Joe Company (the “Company”), dated March 4, 2011 (the “Interim CEO Agreement”). This letter agreement amends the Interim CEO Agreement by extending the term during which you are empowered to act as the interim Chief Executive Officer of the Company (“Interim CEO”). Such term shall be for a period ending on the earlier of (i) 30 days from the date hereof, (ii) the effective date that the Company hires a full-time Chief Executive Officer or (iii) such date as the Board may determine in its sole discretion. You will be paid $50,000 for your service as the Interim CEO for such term.

All other terms and conditions of the Interim CEO Agreement, including, without limitation, your authority and duties as Interim CEO and compensation therefor, remain in full force and effect.

Please acknowledge acceptance of the foregoing by executing the letter below and returning it to my attention. Please retain a copy for your records.

Sincerely,

The St. Joe Company

By:
Name:	BRUCE R. BERKOWITZ
Title:	CHAIRMAN

AGREED AND ACCEPTED:

Hugh M. Durden

Date:	5/4/2011

The St. Joe Company 133 South WaterSound Parkway, WaterSound, Florida 32413 March 4, 2011

Hugh M. Durden

Chairman

Alfred I. duPont Testamentary Trust

510 Alfred duPont Place

Jacksonville, FL 32202

Dear Hugh:

This letter agreement confirms that you are empowered to act, solely in your capacity as a director of The St. Joe Company (the “Company”) and as a member of the Executive Committee of the Board of Directors of the Company (the “Board”) and not as an employee or officer of the Company, as the interim Chief Executive Officer of the Company (“Interim CEO”) for a period of 60 days from the date hereof, or such earlier date as the Board may determine in its sole discretion. As Interim CEO, you will exercise the authority and perform the duties of the Chief Executive Officer of the Company reporting to and under the direction of the Executive Committee of the Board. While you are Interim CEO, the Company will continue its search for a permanent Chief Executive Officer.

In addition to the regular compensation that you receive as a non-employee director of the Board, you will be paid $100,000 for your service as the Interim CEO. You acknowledge and agree that you will be treated as an independent contractor (and not as an employee) of the Company and that you will not be eligible for, or entitled to receive, any employee benefits, severance benefits or other compensation. The Company will reimburse you for all reasonable business expenses incurred in accordance with its customary policies.

Please acknowledge acceptance of the foregoing by executing the letter below and returning it to my attention. Please retain a copy for your records.

Sincerely,

The St. Joe Company

By:
Name:	Bruce R. Berkowitz
Title:	Chairman of the Board

AGREED AND ACCEPTED:

By:
Name:	Hugh M. Durden
Date:	3/5/11